NuStar GP Holdings, LLC

Consolidated Financial Information

(Unaudited, Thousands of Dollars, Except Unit and Per Unit Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Statement of Income Data:
Equity in earnings of NuStar Energy L.P.	$18,996	$18,332	$53,257	$51,443

General and administrative expenses	(749)	(671)	(2,235)	(2,121)
Other income (expense), net	108	15	(557)	8,035
Interest expense, net	(116)	(245)	(459)	(902)

Income before income tax benefit	18,239	17,431	50,006	56,455
Income tax benefit	123	346	600	701

Net income	$18,362	$17,777	$50,606	$57,156

Basic and diluted net income per unit	$0.43	$0.42	$1.19	$1.35

Equity in Earnings of NuStar Energy L.P.:
General partner interest	$1,223	$1,195	$3,294	$3,254
General partner incentive distribution	8,972	8,568	26,503	24,736

General partner's interest in earnings and incentive distributions of NuStar Energy L.P.	10,195	9,763	29,797	27,990
Limited partner interest in earnings of NuStar Energy L.P.	9,522	9,290	25,623	25,616
Amortization of step-up in basis related to NuStar Energy L.P.'s assets and liabilities	(721)	(721)	(2,163)	(2,163)

Equity in earnings of NuStar Energy L.P.	$18,996	$18,332	$53,257	$51,443

Distributable Cash Flow (Note 1):
Cash distributions from NuStar Energy L.P. associated with:
General partner interest	$1,628	$1,592	$4,847	$4,635
General partner incentive distribution	8,972	8,568	26,503	24,736
Limited partner interest—common units	11,271	11,114	33,506	32,886

Total distributions from NuStar Energy L.P.	21,871	21,274	64,856	62,257
Deduct expenses of NuStar GP Holdings, LLC:
General and administrative expenses	(749)	(671)	(2,235)	(2,121)
Income tax benefit	123	346	600	701
Interest expense, net	(116)	(245)	(459)	(902)

Distributable cash flow	$21,129	$20,704	$62,762	$59,935

Weighted average number of common units outstanding	42,544,659	42,514,494	42,544,659	42,514,494

Distributable cash flow per unit	$0.50	$0.49	$1.48	$1.41

Cash distributions to be paid to the unitholders of NuStar GP Holdings, LLC:
Distribution per unit	$0.495	$0.480	$1.470	$1.390

Total distribution	$21,059	$20,407	$62,540	$59,095

NuStar GP Holdings, LLC

Consolidated Financial Information – Continued

(Unaudited, Thousands of Dollars)

Notes:

1.	NuStar GP Holdings, LLC utilizes distributable cash flow as a financial measure, which is not defined in United States generally accepted accounting principles. Management uses this financial measure because it is a widely accepted financial indicator used by investors to compare general partner performance. In addition, management believes that this measure provides investors an enhanced perspective of the ability to make a minimum quarterly distribution. Distributable cash flow is not intended to represent cash flows for the period, nor is it presented as an alternative to net income. It should not be considered in isolation or as a substitute for a measure of performance prepared in accordance with United States generally accepted accounting principles.

The following is a reconciliation of net income to distributable cash flow and net cash provided by operating activities:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net Income	$18,362	$17,777	$50,606	$57,156
Less equity in earnings of NuStar Energy L.P.	(18,996)	(18,332)	(53,257)	(51,443)
Plus cash distributions from NuStar Energy L.P.	21,871	21,274	64,856	62,257
Other (income) expense, net	(108)	(15)	557	(8,035)

Distributable cash flow	21,129	20,704	62,762	59,935
Less cash distributions from NuStar Energy L.P.	(21,871)	(21,274)	(64,856)	(62,257)
Plus distributions of equity in earnings of NuStar Energy L.P.	18,996	18,332	53,257	51,443
Net effect of changes in operating accounts	1,465	10,782	1,772	8,831

Net cash provided by operating activities	$19,719	$28,544	$52,935	$57,952